Exhibit 4.2

Supplemental Indenture (this “Supplemental Indenture”), dated as of November 2, 2011, among Emdeon Inc., a Delaware corporation (the “Issuer”), the Guarantors listed on the signature pages hereto (the “Guarantors”) and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Beagle Acquisition Corp. (“Beagle”) has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of November 2, 2011, providing for the issuance of an unlimited aggregate principal amount of 11.00% Senior Notes due 2019 (the “Notes”);

WHEREAS, the Notes are being issued and sold in connection with the merger of Beagle with and into the Issuer (the “Merger”), whereby, upon consummation of the Merger, the Issuer will continue as the surviving corporation;

WHEREAS, upon consummation of the Merger, and simultaneously with the execution of the Indenture, the Issuer, the Guarantors and the Trustee will have entered into this Supplemental Indenture, under which the Issuer and the Guarantors will have become party to the Indenture;

WHEREAS, pursuant to this Supplemental Indenture the Issuer will succeed to all of the rights and obligations of Beagle thereunder, and each of the Guarantors will unconditionally guarantee all of Beagle’s and the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”).

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement. The Issuer and each Guarantor hereby

(a) acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of the Issuer or a Guarantor, as the case may be, pursuant to the Indenture; and

(b) represents and warrants to and agrees with the Trustee that it has all the requisite corporate, limited liability company or other power and authority to execute, deliver and perform its obligations under this Supplemental Indenture, that this Supplemental Indenture has been duly authorized, executed and delivered and that the consummation of the transactions contemplated hereby has been duly and validly authorized.

Each of the Guarantors hereby further agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to Article 10 thereof.

(3) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(4) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(5) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(6) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

(7) Benefits Acknowledged. Upon consummation of the Merger and execution and delivery of this Supplemental Indenture the Issuer and each of the Guarantors will be subject to the terms and conditions set forth in the Indenture. Each of the Issuer and each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the obligations of each as a result of this Supplemental Indenture are knowingly made in contemplation of such benefits.

(8) Successors. All agreements of the Issuer and each of the Guarantors in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

EMDEON INC.

By:	/s/ George I. Lazenby, IV

Name:	George I. Lazenby, IV
Title:	Chief Executive Officer

EBS MASTER LLC
EXPRESSBILL LLC
THE SENTINEL GROUP SERVICES LLC
ENVOY LLC
EQUICLAIM, LLC
MEDIFAX-EDI, LLC
CHAPIN REVENUE CYCLE MANAGEMENT, LLC
HEALTHCARE TECHNOLOGY MANAGEMENT SERVICES LLC
DAKOTA IMAGING LLC
INTERACTIVE PAYER NETWORK LLC
CLAIMS PROCESSING SERVICE LLC
KINETRA LLC
ADVANCED BUSINESS FULFILLMENT, LLC
ERX NETWORK, L.L.C.
EMDEON FUTUREVISION LLC
ERX AUDIT, L.L.C.
EBS HOLDCO I, LLC EBS HOLDCO II, LLC EMDEON BUSINESS SERVICES LLC

By:	/s/ George I. Lazenby, IV

Name:	George I. Lazenby, IV
Title:	President

[2019 Supplemental Indenture Signature Page]

IXT SOLUTIONS, INC.
CHAMBERLIN EDMONDS HOLDINGS, INC.
CHAMBERLIN EDMONDS & ASSOCIATES, INC.
MEDI, INC.
MEDIFAX, INC.
MEDIFAX-EDI HOLDINGS, INC.
MEDIFAX-EDI HOLDING COMPANY
MEDIFAX-EDI SERVICES, INC.

By:	/s/ George I. Lazenby, IV

Name:	George I. Lazenby, IV
Title:	President

MEDE AMERICA OF OHIO LLC

By:	/s/ Gregory T. Stevens

Name:	Gregory T. Stevens
Title:	Secretary

[2019 Supplemental Indenture Signature Page]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

[2019 Supplemental Indenture Signature Page]